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Exhibit 10.68

CONSULTING AGREEMENT

        THIS CONSULTING AGREEMENT, (the "Agreement") is made and entered into as of the 16th day of February, 2004, by and between Worldspan, L.P., a Delaware limited partnership with its principal place of business at 300 Galleria Parkway, N.W., Atlanta, Georgia 30339 ("Worldspan") and Dale Messick, 3355 Perrington Pointe, Marietta, Georgia 30066 ("Contractor").

W I T N E S S E T H:

        WHEREAS, Worldspan desires to use Contractor's consulting services on the terms and conditions specified herein; and

        WHEREAS, Contractor desires to perform the services in the capacity as an independent contractor as specified herein.

        NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Worldspan and Contractor hereby agree as follows:

        1.    Engagement.    For the period beginning February 16, 2004 and ending August 31, 2004 ("Term"), Contractor will provide consulting and other services ("Services") as requested from time to time by Worldspan's Chairman, President and CEO ("CEO") or his designee. The scope of Contractor's work effort must be coordinated with the CEO or other personnel designated from time to time by the CEO.

        2.    Nature of Services to be Performed by Contractor.    Contractor acknowledges and agrees that Contractor: (i) is an independent contractor and not an employee of Worldspan; and (ii) will make all governmental filings required to provide the services contemplated herein.

        3.    Compensation.

          (a)   Direct Compensation.    Worldspan will compensate Contractor in the amount of $18,900 per calendar month for Services under this Agreement provided during the Term. Worldspan will pay Contractor in monthly installments in arrears, each on the last day of the month beginning February 29, 2004. Notwithstanding the foregoing, such monthly payment shall be prorated for any partial months and for any time during the month that Contractor was unable to perform the Services due to illness, injury or personal vacation.

          (b)   Out-of-Pocket Expenses.    Subject to Worldspan's prior written approval and guidelines, and except as provided in Section 3(c), Contractor shall be reimbursed for reasonable out-of-pocket expenses, including travel expenses, incurred in the performance of the Services.

          (c)   Air Travel.    Contractor shall be reimbursed for air travel expenses incurred in the performance of the Services. All travel by air shall be subject to Worldspan's rules and regulations and shall be: (i) in coach class for flights within North America and the Caribbean; and (ii) in business class for international flights not covered in Section 3(c)(i). Contractor shall use good faith efforts to book economical fares and shall adhere to the travel policies established for him from time to time by Worldspan.

          (d)   Tax Reporting.    Contractor shall be solely responsible for withholding, paying and reporting of any and all required federal, state, foreign, or local income, self-employment, sales, excise or other taxes and charges. Upon request, Contractor shall certify to Worldspan that he is in compliance with this subparagraph. Contractor understands and agrees that Worldspan will make no deduction from payments to Contractor for federal or state tax withholdings, social security, unemployment, workers' compensation or disability insurance and Contractor will indemnify, defend, and hold harmless Worldspan, its officers, directors, employees and affiliates from and against any liability that any of them may incur by reason of Contractor's failure to properly and timely report all such payments and pay all taxes due with respect to such payments.

          (e)   Employee Benefits.    Contractor acknowledges and agrees that Contractor is not an employee of Worldspan and is not eligible for dental, medical, disability, hospitalization, life insurance, vacation, travel privileges, other employee welfare and benefit programs maintained by Worldspan, or any other programs available to Worldspan employees notwithstanding (i) any determination by any court or governmental agency that Contractor is, or should be considered an employee of Worldspan, or (ii) any provision of any such employee benefit plan. In addition, Contractor shall not be eligible to participate in or accrue benefits under the Worldspan Retirement Savings Plan, the Worldspan Employees' Pension Plan, the long-term and short-term portions of the 2003 or 2004 Executive Incentive Compensation Plan, the Worldspan Stock Option Plan or similar plans.

        4.    Confidentiality.    Contractor acknowledges and agrees to hold in a fiduciary capacity for the benefit of Worldspan and shall not directly or indirectly use or disclose, except as authorized in writing by Worldspan, any Information, as defined in the following three sentences, that Contractor may have or acquire (whether or not developed or compiled by Contractor) during the Term and for eighteen (18) months thereafter. The term "Information" as used in this Agreement means confidential and proprietary information including technical, sales, marketing, strategic, and financial information and customer or client lists related to Worldspan or its programs or procedures, including without limitation, information received by Worldspan from third parties and secret, confidential or proprietary information, including technical, sales, marketing, strategic, and financial information and client or customer lists received by Worldspan or Contractor from any client or potential client of Worldspan. The term "Information" also includes, without limitation, Worldspan's computer data base, forms and form letters, form contracts, trade secrets, business plans, budget forecasts, software, contracts, and business arrangements, information regarding specific transactions, financial information and estimates and long-term plans and goals. The term "Information" does not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right of Worldspan. These rights of Worldspan are in addition to those rights Worldspan has under the common law and under the Georgia Trade Secrets Act of 1990 as said Act may be amended from time to time, for protection of trade secrets.

        5.    Right to Materials.    All records, files, memoranda, financial information, reports, price lists, customer lists, drawings, plans, sketches, documents and the like (together with all copies thereof) relating directly or indirectly to the business of Worldspan which Contractor shall use or come in contact with in the course of, or as a result of, this Agreement shall, as between the parties hereto, remain the sole property of Worldspan. Upon the termination of this Agreement or upon the prior demand of Worldspan, Contractor shall immediately return all such materials and shall not thereafter cause removal thereof from the premises of Worldspan.

        6.    Ownership of Work Product.    Worldspan shall have exclusive unlimited use of the programmed software procedures and work-flow methods which are unique to the software prepared for Worldspan. In addition, Worldspan shall have exclusive title to reports, manuals, visual aids and any other supporting documentation developed for Worldspan. All such products made in the course of the Services rendered hereunder shall be deemed "works made for hire" within the meaning of the Copyright Act of 1976, as amended (the "Act"). All such works shall be the property of Worldspan and Contractor hereby expressly disclaims any interest in any of them. To the extent that any work performed by Contractor is found as a matter of law not to be a "work made for hire" under the Act, Contractor hereby assigns to Worldspan the sole right, title and interest in and to all such works and all copies of them, without further consideration. For purposes of assignment of Contractor's copyright in such products, Contractor hereby appoints Worldspan as its attorney-in-fact for the purpose of executing any and all documents relating to such assignment. Worldspan shall have the sole right to obtain and to hold in its own name copyright, patent, trademark, trade secret, and any other marks or registrations, intellectual property rights or other such protection as may be appropriate to the subject matter, and any extensions and renewals thereof. Neither Contractor nor his employees, partners, agents, directors, officers or contractors will copyright, patent, trademark, designate as its trade secret, sell, distribute, reverse engineer, re-compile, decompile, incorporate into derivative works or otherwise use said software (including all source and object code), documentation, source programs and components or other products developed by Contractor for Worldspan hereunder. Contractor shall give Worldspan and any person designated by Worldspan, at Worldspan's expense, such reasonable assistance as may be required to perfect the rights described herein. Notwithstanding the foregoing, Contractor shall not be required to limit Contractor's use of any ideas, concepts or data processing techniques developed pursuant to Contractor's efforts under this Agreement which are general in nature and do not include any proprietary or confidential information of Worldspan or any items for which Worldspan has the exclusive unlimited right to use under this Agreement.

        7.    Warranty.    Contractor will give proper attention and time to performance under this Agreement. Further, Contractor shall not engage in other commercial or business activities which will distract him or detract from providing the Services hereunder. Contractor represents and warrants that all Services performed hereunder shall be performed in a lawful, ethical, professional, workmanlike and competent manner in conformity with any and all applicable standards. Contractor warrants that all materials produced hereunder will be of original development by Contractor, will be specifically developed for the fulfillment of this Agreement, and will not infringe upon or violate any patent, copyright, trade secret or other proprietary right of any third party. EXCEPT AS SET FORTH HEREIN, NEITHER PARTY MAKES, AND EACH PARTY DISCLAIMS, ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

        8.    Indemnification.    Contractor shall indemnify, save harmless and defend Worldspan from any claim, action, loss, damage, liability or expense, including without limitation reasonable attorney's fees, caused in whole or in part by the negligent or intentional action of Contractor from or in connection with Contractor's performance or nonperformance under this Agreement, including but not limited to injury or death of any person (including employees), damage to or destruction to property, and payment of taxes.

        9.    Termination and Breach.    This Agreement shall commence on the date first written above and shall continue for the Term. The Term shall terminate upon the earliest to occur of the following:

        (a)   the close of business on the last day of the Term;

        (b)   the Contractor's death;

        (c)   delivery by Worldspan to Contractor of a written notice of Worldspan's election to terminate Contractor's services hereunder because of Contractor's Disability (as defined below); or

        (d)   the close of business on the day on which Worldspan shall have delivered written notice to Contractor of Worldspan's election to terminate Contractor's services hereunder, which termination may be made with or without Cause (as defined below).

        For purposes of this Agreement, "Disability" shall mean a mental or physical incapacity that prevents or Worldspan reasonably expects will prevent Contractor from performing his normal required services for a period of four (4) months, unless within ten (10) days after notice of termination is given following such absence Contractor shall have returned to the satisfactory full-time performance of his duties.

        For purposes of this Agreement, "Cause" shall mean termination by Worldspan if Contractor: (i) is convicted of, pleads guilty to, or confesses to any felony or any act of fraud, misappropriation, embezzlement, or similar criminal act; (ii) has engaged in (x) dishonest, unethical or unlawful conduct or activities to the damage or prejudice of Worldspan or its reputation, or (y) conduct or activities involving moral turpitude damaging to the property, business or reputation of Worldspan; or (iii) materially violates any material provision of this Agreement, and such violation continues for ten (10) days after written notice from Worldspan.

        Following any termination of Contractor's services hereunder, all obligations of Worldspan under this Agreement (other than any obligations with respect to the payment of accrued and unpaid consulting fees, and expense reimbursement under Section 3 hereof through the date of Contractor's termination of services hereunder. Any termination payments granted in this Section 9 shall be the sole and exclusive compensation or benefit due to Contractor upon termination of Contractor's services.

        10.    Severability.    The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions of this Agreement, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

        11.    Remedies.    Contractor acknowledges and agrees that Worldspan's remedy at law for breach of Contractor's covenants, agreements, and obligations under this Agreement will be inadequate, and that Worldspan shall be entitled to appropriate equitable relief with respect to any such breach. Contractor further acknowledges and agrees, however, that Worldspan shall have the right to seek a remedy at law as well as or in lieu of equitable relief in the event of any such breach.

        12.    Modification of Agreement.    No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless made in writing signed by both parties.

        13.    Applicable Law.    This Agreement shall be construed according to the laws of the State of Georgia without regard to principles of conflicts of laws. The parties consent to the exclusive jurisdiction of any local, state or federal court located within the State of Georgia and waive any objection relating to improper venue or forum non conveniens to the conduct of any proceeding in any such court.

        14.    Assignment.    This Agreement may not be assigned by either party; provided, however, that the provisions of this Agreement shall inure to the benefit of and be binding on any successor in interest of Worldspan, whether by merger, consolidation, transfer of all or substantially all of Worldspan's assets or otherwise.

        15.    Promotion.    Contractor agrees that Contractor will not, without the prior written consent of Worldspan: (i) use in advertising, publicity, or otherwise Worldspan's name, or that of any affiliate, partner or employee of Worldspan, nor any trademark, trade name, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by Worldspan or its affiliates, or (ii) represent, directly or indirectly, that any product or service provided by Contractor has been approved or endorsed by Worldspan.

        16.    Progress Reports.    Upon request of Worldspan, Contractor will submit detailed progress reports to Worldspan. Such progress reports will detail work performed to date and estimated time to complete.

        17.    Surviving Sections.    Sections 3(e), 4, 5, 6, 7, 8, 10, 11, 13, 15, and 17 shall survive the termination of this Agreement.

        18.    Notices.    Any notice or communication required to be given by either party shall be in writing and shall be hand delivered or sent by certified mail, return receipt requested, or by confirmed facsimile transmission to the address indicated below or such other address as either party may specify to the other.

To Contractor:	To Worldspan:

Dale Messick 2255 Perrington Pointe. Marietta, Georgia 30066	300 Galleria Parkway, N.W. Atlanta, Georgia 30339 Attention: General Counsel Facsimile No.: 770-563-7878

        19.    Nonexclusive Service.    This Agreement does not grant Contractor any exclusive right or privilege with regard to the provision of services to Worldspan. Nothing herein limits Worldspan's ability to purchase or acquire the same or similar services from any other third party.

        20.    Entire Agreement.    This Agreement supersedes all prior agreements and understandings between the parties for performance of the Services and contains the complete understanding concerning the contractual arrangement between the parties.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Dale Messick /s/ Dale Messick	Worldspan, L.P. /s/ Margaret K. Cassidy Margaret K. Cassidy Vice President and Associate General Counsel

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CONSULTING AGREEMENT